Exhibit (a)(5)



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                                                           PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE



Sutter Capital Management, LLC
595 Market Street, Suite 2100,
San Francisco, California 94105

                                December 29, 1999

Offer for units of limited partnership interest ("Units") in Winthrop California
Investors   Limited   Partnership,   a   Delaware   limited   partnership   (the
"Partnership"), extended through January 21, 2000

         Sutter/Jamboree Acquisition Fund, LLC ( the "Purchaser") has extended the expiration date for its tender offer to purchase up to 1,000 Units of the Partnership through January 21, 2000.

         As of December 29, 1999, no Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Robert E. Dixon at the above address.